UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2005

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30819 (Commission File Number)	20-1563395 (I.R.S. Employer Identification No.)

808 Travis, Suite 850 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                                             Unregistered Sales of Equity Securities.

Immediately prior to our acquisition of Particle Drilling Technologies, Inc., a Delaware corporation (“PDTI”), PDTI had outstanding 3,381,538 shares of its Series A Convertible Preferred Stock.  Each share of Series A Convertible Preferred Stock was convertible at the holder’s option into one share of common stock of PDTI.  Under the terms of the Certificate of Designation of the Series A Convertible Preferred Stock, in the event of any merger involving PDTI, each share of Series A Convertible Preferred Stock then outstanding became convertible into the kind and amount of securities or other property receivable by a holder of shares of common stock of PDTI in connection with such merger.  Therefore, because the holders of common stock of PDTI received one share of common stock for each share of common stock of PDTI held by such person in connection with the merger pursuant to which we acquired PDTI, the shares of Series A Convertible Preferred Stock automatically became convertible into shares of our common stock based on the same conversion ratio.

The holders of all 3,381,538 shares of Series A Convertible Preferred stock have elected to convert into shares of our common stock.  As a result, on March 22, 2005 we issued 3,381,538 shares of our common stock to such holders upon conversion of an equivalent number of shares of Series A Convertible Preferred Stock.  No other consideration was paid for the shares of our common stock issued upon conversion of the Series A Convertible Preferred Stock.  As a result of the issuance of the shares of our common stock to the former holders of the Series A Convertible Preferred Stock, there are currently outstanding 24,248,094 shares of our common stock.  The shares of common stock were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act.  The shares of common stock issued upon conversion of the Series A Convertible Preferred Stock may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                PARTICLE DRILLING TECHNOLOGIES, INC.

Date:	March 22, 2005	By:	/s/ J. Christopher Boswell
		Name:	J. Christopher Boswell
		Title:	Senior Vice President and
Chief Financial Officer